SUBSCRIPTION AGREEMENT

WST Investment Trust
150 West Main Street
Suite 1700
Norfolk, VA 23510

Ladies and Gentlemen:

1.         Pursuant to prior understandings and discussions, the undersigned (“Subscriber”) hereby agrees to purchase from the WST Investment Trust, a Delaware statutory trust (the “Trust”), nine thousand five hundred (9,500) shares of beneficial interest of Institutional Shares, and five hundred (500) shares of beneficial interest of Investor Shares, of the WST Asset Manager – U.S. Equity Fund, a series of the Trust (the “Fund”), with a par value of $0.001 per share, at a price of Ten Dollars ($10.00) per share (collectively, the Institutional Shares and the Investor Shares purchased hereunder are referred to as the “Shares”).  Subscriber hereby acknowledges (i) that this subscription shall not be deemed to have been accepted by the Trust until the Trust indicates its acceptance by returning to Subscriber an executed copy of this subscription, and (ii) that acceptance by the Trust of this subscription is conditioned upon the information and representations of Subscriber hereunder being complete, true and correct as of the date of this subscription and as of the date of closing of sale of the Shares to Subscriber.

2.         Until actual delivery of the purchase price to the Trust and acceptance by the Trust of the purchase price and this Subscription Agreement, the Trust shall have no obligation to Subscriber.  The Trust may revoke a prior acceptance of this Subscription Agreement at any time prior to delivery to and acceptance by the Trust of the purchase price for the Shares.

3.         Subscriber understands, acknowledges and agrees as follows:

(a)           Subscriber has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of investment in the Trust and of making an informed investment decision.

(b)           Subscriber has the capacity to protect her own interest in connection with this transaction by reason of her prior personal or business relationships with the Trust or its officers or directors or her business or financial experience.

(c)           Subscriber understands that because the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws, Subscriber cannot dispose of any or all of the Shares unless such Shares are subsequently registered under the Securities Act, and/or applicable state securities laws, or exemptions from such registration are available.  Subscriber acknowledges and understands she has no right to require the Trust to register the Shares, except as provided in this Agreement.  Subscriber further understands that the Trust, as a condition to the transfer of any of the Shares, may require that the request for transfer be accompanied by opinion of counsel satisfactory to the Trust, in form and substance satisfactory to the Trust and preceded by prior written notice, to the effect that the proposed transfer does not result in violation of the Securities Act or applicable state securities laws, unless such transfer is covered by an effective registration statement under the Securities Act and all applicable state securities laws.  Subscriber understands that each certificate representing the Shares and any securities issued upon conversion or exercise of any securities in, the Shares or on account of ownership thereof will bear the following legend or one substantially similar thereto:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(2)           The representations, warranties, understandings, acknowledgments and agreements in this Agreement are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Trust and shall survive thereafter.

(3)           This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware, and shall be binding upon Subscriber, its successors and assigns and shall inure to the benefit of the Trust and its successors and assigns.

(4)           Subscriber agrees not to transfer or assign this Agreement, or any of her interest herein, without the express written consent of the Trust.

(5)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith.  This Agreement may be amended only by a writing executed by all parties hereto.  This Agreement may be executed in one or more counterparts.

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IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement this 23rd day of September, 2013.

Subscription:

10,000
Number of Shares

$100,000
Total Payment Enclosed

/s/ Ashlin Thomas Wilbanks
Ashlin Thomas Wilbanks

Acceptance:

The foregoing Subscription Agreement is accepted on this the 23rd day of September, 2013.

WST INVESTMENT TRUST

By:	/s/ Wayne F. Wilbanks
Wayne F. Wilbanks, Trustee

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